UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FEDERAL REALTY INVESTMENT TRUST

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 25, 2005

Dear Shareholder:

Please accept our invitation to attend our Annual Meeting of Shareholders on Wednesday, May 4, 2005 at 10:00 a.m. This year’s meeting will be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland.

The business to be conducted at the meeting is set forth in the formal notice that follows. In addition, management will provide a review of 2004 operating results and discuss the outlook for the future. After the formal presentation, our Trustees and management will be available to answer any questions that you may have.

You may vote by mail by completing, signing and returning the enclosed proxy card. You may also vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

Your vote is important and we urge you to vote by one of the three methods mentioned above.

We look forward to seeing you on May 4.

Sincerely,

Mark S. Ordan	Donald C. Wood
Chairman of the Board	President and Chief Executive Officer

FEDERAL REALTY INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2005

To Our Shareholders:

The 2005 Annual Meeting of Shareholders of Federal Realty Investment Trust (“Federal Realty” or the “Trust”) will be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland, on Wednesday, May 4, 2005, at 10:00 a.m. for the purpose of considering and acting upon the following:

1.	The election of two Trustees to serve until the Trust’s 2008 Annual Meeting of Shareholders.

2.	The ratification of the appointment of Grant Thornton LLP as the Trust’s independent accountant for the fiscal year ending December 31, 2005.

3.	The consideration of a shareholder proposal to modify the shareholder vote required to elect Trustees from a plurality vote to a majority vote if properly presented at the Annual Meeting or any adjournment.

4.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment.

Shareholders of record at the close of business on March 16, 2005 are entitled to notice of and to vote at the Annual Meeting.

For the Trustees:

Dawn M. Becker
Executive Vice President—General Counsel and Secretary

Your vote is important. Even if you plan to attend the meeting, please vote either by completing, signing and returning the enclosed proxy card by mail, by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card. You may revoke your proxy by submitting a proxy bearing a later date, or by voting in person at the Annual Meeting.

FEDERAL REALTY INVESTMENT TRUST

1626 East Jefferson Street, Rockville, Maryland 20852

PROXY STATEMENT

March 17, 2005

Proxies in the form enclosed are solicited by the Board of Trustees of Federal Realty Investment Trust for use at the 2005 Annual Meeting of Shareholders (“Annual Meeting”) to be held at 10:00 a.m., Wednesday, May 4, 2005, at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland.

This proxy statement and an accompanying proxy are being mailed to shareholders on or about March 25, 2005, together with the Trust’s 2004 Annual Report to Shareholders containing the Trust’s Annual Report on Form 10-K for the year ended December 31, 2004.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting included in this proxy statement. In addition, management will report on the performance of the Trust during 2004 and respond to questions from shareholders.

Who is entitled to vote at the meeting?

Only holders of record of the Trust’s common shares of beneficial interest (“Shares”) outstanding at the close of business on March 16, 2005, the record date for the meeting, are entitled to receive notice of and to vote at the annual meeting. On that date, the Trust had 52,486,661 Shares outstanding. If you were a shareholder of record on that date, you will be entitled to vote all of the Shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding Shares entitled to vote at the Annual Meeting as of the record date constitutes a quorum, permitting the conduct of the business of the meeting. Properly executed proxy cards marked “abstain,” “against” or “withhold authority” will be counted as present at the Annual Meeting for purposes of determining a quorum.

How do I vote?

If you complete and properly sign and mail the accompanying proxy card, it will be voted as you direct. If you are the record holder of your shares (a “registered shareholder”) and you attend the Annual Meeting, you may deliver your completed proxy card in person instead of returning the proxy card by mail. If you hold your shares in the name of a broker or other nominee (often known as holding in “street name”) and you wish to vote at the Annual Meeting, you must obtain a proxy form from the broker or other nominee that is the record holder of your Shares.

If you are a registered shareholder, you may vote by telephone (1-800-PROXIES or 1-800-776-9437), or electronically through the Internet (www.voteproxy.com), by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

Can I change my vote after I return my proxy card?

Yes. A proxy may be revoked by a registered shareholder at any time before it is exercised at the Annual Meeting by submitting a proxy bearing a later date or by voting in person at the Annual Meeting. If you hold your Shares in “street name,” you must contact your broker or other nominee to determine how to revoke your original proxy. In general, submitting a subsequent proxy executed by the party that executed the original proxy will revoke the earlier proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxies on the proxy card will vote in accordance with the recommendations of the Board of Trustees with respect to the election of each of the two Trustees nominated, the ratification of the Trust’s independent accountant and the shareholder proposal to modify the shareholder vote required to elect Trustees, if properly presented at the Annual Meeting. In other words, the proxies will vote FOR the election of the named trustees, FOR the ratification of the Trust’s independent accountant and AGAINST the shareholder proposal to modify the shareholder vote required to elect Trustees.

With respect to any other matter that properly comes before the Annual Meeting or any adjournment, the named proxies will vote as recommended by the Board of Trustees or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

As to each item, shareholders are entitled to cast one vote per Share. The affirmative vote of a plurality of votes cast at the Annual Meeting, in person or by proxy, is required for the election of trustees. The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required for the ratification of the Trust’s independent accountant and approval of the shareholder proposal to modify the shareholder vote required to elect Trustees, if properly presented. A vote to “withhold authority” as to the election of one or more trustees will not affect the outcome of the vote on that matter. As to the ratification of the Trust’s independent accountant or approval or disapproval of the shareholder proposal to modify the shareholder vote required to elect Trustees, an abstention, a vote against or failure to give your broker instructions on either of these proposals will have the effect of a vote against the proposal(s), as applicable.

SHARE OWNERSHIP

Who are the largest owners of the Trust’s Shares?

To the Trust’s knowledge, based upon information available to the Trust, beneficial owners of more than 5% of the Trust’s Shares as of March 16, 2005, are as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Common Shares of the Trust(1)
Morgan Stanley(2) 1585 Broadway New York, New York 10036	5,045,152	9.6%

Deutsche Bank AG(3) Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	3,265,300	6.2%

(1)	Percentage is calculated by taking the number of Shares stated in the Schedule 13G/A or Schedule 13G, as applicable, filed with the Securities and Exchange Commission (“SEC”) divided by 52,486,661, the total number of Shares outstanding on March 16, 2005.
(2)	Information based on a Schedule 13G/A filed with the SEC on February 15, 2005 by Morgan Stanley and its wholly owned subsidiary, Morgan Stanley Investment Management Inc. The Schedule 13G/A states that Morgan Stanley is a parent holding company with sole voting power and sole dispositive power over 3,667,406 Shares and shared voting power and shared dispositive power over 4,579 Shares, and that Morgan Stanley Investment Management Inc. is an investment adviser with sole voting power and sole dispositive power over 3,332,375 Shares.
(3)	Information based on a Schedule 13G filed with the SEC on January 26, 2005 by Deutsche Bank AG and its subsidiary, RREEF America, L.L.C. The Schedule 13G states that Deutsche Bank AG is the parent holding company of RREEF America, L.L.C., an investment adviser, and that Deutsche Bank AG and RREEF America, L.L.C. have sole voting power and sole dispositive power over 3,265,300 Shares.

How many Shares do the Trust’s Trustees and executive officers own?

As of March 16, 2005, Trustees and executive officers as a group, and each Trustee, Trustee nominee and named executive officer individually, beneficially owned the following Shares:

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Common Shares of the Trust(2)
Dawn M. Becker(3)	60,076	*
Jeffrey S. Berkes(4)	67,938	*
David W. Faeder (5)	2,885	*
Larry E. Finger(6)	141,285	*
Kristin Gamble(7)	81,577	*
Amy B. Lane (8)	9,666	*
Walter F. Loeb(9)	33,815	*
Mark S. Ordan(10)	10,660	*
Joseph S. Vassalluzzo(11)	7,463	*
Donald C. Wood(12)	681,049	1.3%
Trustees and executive officers as a group (10 individuals)(13)	1,096,414	2.1%

* Less than 1%.

(1)	The number of Shares shown in this table reflect beneficial ownership, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the number of Shares beneficially owned by a person or group includes Shares that have not been issued but as to which options are outstanding and may be exercised within 60 days and unvested Shares. Except as noted in the following footnotes, each Trustee and named executive officer has sole voting and investment power as to all Shares listed. Fractional Shares have been rounded to the nearest full Share.
(2)	Percentage is calculated by taking the number of Shares beneficially owned by a person or group as determined in footnote (1) above divided by 52,486,661, the total number of Shares outstanding on March 16, 2005 plus the number of Shares issuable upon exercise of options by that person or group as shown in footnotes (3) through (13), as applicable.
(3)	Includes 24,684 Shares issuable upon exercise of options. Includes unvested Performance Share Awards of 4,900 Shares and unvested Restricted Share Awards of 9,419 Shares.
(4)	Includes 18,889 Shares issuable upon exercise of options. Includes unvested Performance Share Awards of 4,400 Shares and unvested Restricted Share Awards of 13,995 Shares. Includes 2,674 Shares as to which voting and investment power is shared with Mr. Berkes’ wife.
(5)	Includes 2,500 Shares issuable upon exercise of options.
(6)	Includes 92,334 Shares issuable upon exercise of options. Includes unvested Performance Share Awards of 18,000 Shares and unvested Restricted Share Awards of 16,252 Shares.
(7)	Includes 15,000 Shares issuable upon exercise of options. Includes 62,292 Shares as to which Ms. Gamble shares investment power for clients. Includes 1,400 Shares as to which Ms. Gamble is a trustee of a profit sharing plan, of which Ms. Gamble has a direct interest in 581 Shares and of which 581 Shares are owned by Ms. Gamble’s husband.
(8)	Includes 1,250 Shares issuable upon exercise of options.
(9)	Includes 20,000 Shares issuable upon exercise of options.
(10)	Includes 8,300 Shares issuable upon exercise of options.
(11)	Includes 2,500 Shares issuable upon exercise of options.
(12)	Includes 449,160 Shares issuable upon exercise of options. Includes unvested Performance Share Awards of 41,500 Shares and unvested Restricted Share Awards of 67,362 Shares. Includes 9,437 Shares owned by Mr. Wood’s wife.
(13)	Includes 634,617 Shares issuable upon exercise of options, unvested Performance Share Awards of 68,800 Shares and unvested Restricted Shares Awards of 107,028 Shares. Unless otherwise indicated, the address of each beneficial owner is 1626 East Jefferson Street, Rockville, MD 20852.

ITEM 1

ELECTION OF TRUSTEES

Who are the Trustees standing for election?

Before recommending any individuals for election to the Board, the Nominating and Corporate Governance Committee first makes a determination as to what size the Board should be and what skill sets should be represented on the Board. If the Committee concludes that the current size is appropriate, it first reviews each of the incumbent trustees whose terms are expiring to determine whether those individuals should be nominated for reelection to the Board. The primary factors included in the Committee’s review are whether the individual possesses skills which are desirable for the effective oversight of the Trust’s operation and complementary to the skills of the other Trustees and whether, based on the most recent individual Trustee evaluations, he or she is performing his or her Trustee responsibilities well and adding value to the Board and its operations. All candidates for election to the Board should, at a minimum, possess public company, real estate, retail and/or other financial experience and have a history of honesty, integrity and fair dealing with third parties.

If the Committee determines that the Board should be expanded or that the incumbent Trustees whose terms are expiring should not be nominated for reelection and those positions need to be filled, the Committee will seek recommendations from other Board members for possible candidates, and if no appropriate candidates are identified, the Committee will consider retaining a search firm. In addition, the Committee will consider nominating any candidate properly proposed by shareholders. To date, no shareholder has proposed any candidate for election to the Board. Any candidate properly nominated by a shareholder will be evaluated on the same basis as all other Board candidates.

Once a candidate is identified who has not previously served on the Board, the Committee arranges meetings between the candidate and each of the Board members as well as the Trust’s senior management. The Committee also undertakes whatever investigative and due diligence activities it deems necessary to verify the candidate’s credentials and determine whether the candidate would be a positive contributor to the operations of the Board and a good representative of the Trust’s shareholders. Critical to this whole process is the Committee’s determination that any candidate presented to the shareholders for election to the Board satisfy all of the independence requirements imposed by the New York Stock Exchange (“NYSE”), the Trust’s Corporate Governance Guidelines and other applicable rules and regulations.

Article II, Section 13 of the Trust’s Bylaws sets forth procedures shareholders can use to propose a candidate to be nominated for the Board. The Committee will consider any such candidate who is properly proposed. Any shareholder wishing to present a candidate for consideration as a Trustee for election at the Trust’s 2006 Annual Meeting of Shareholders must provide the Committee with the name of the shareholder proposing the candidate as well as contact information for that shareholder, the name of the individual proposed for election, a resume or similar summary that includes the individual’s qualifications and such other factual information that would be necessary or helpful for the Committee to evaluate the individual. The information should be sent to the Committee, in care of the Trust’s Secretary as provided in the Bylaws by no later than November 25, 2005 so that the Secretary can forward it to the Committee chair for consideration. The Committee will not have sufficient time to evaluate any candidate submitted after that date. A copy of the Trust’s Bylaws is available in the Investor Information section of the Trust’s website: www.federalrealty.com.

Our Board of Trustees currently consists of seven Trustees. Pursuant to Section 5.2 of our Declaration of Trust, the Trustees are divided into three classes, with each class serving a three-year term. Two Trustees, both of whom are Class III Trustees, are nominated for election at the 2005 Annual Meeting. Mr. Mark S. Ordan, our non-executive Chairman of the Board, and Mr. Donald C. Wood, our Chief Executive Officer, have been nominated for election as trustees to hold office until the 2008 Annual Meeting and until their successors have been elected and qualified. Both nominees are currently serving on the Board. Proxies may not be voted for more than two Trustees.

Mark S. Ordan, 45 – Trustee since 1996

•      Chairman of the Board of Trustees of the Trust since January 2003

•      Chief Executive Officer of Sutton Place Group, LLC, dba Balducci’s, a gourmet food store chain operating under the names Balducci’s and High Noon, since December 2003

•      Chairman and Chief Executive Officer of High Noon Always, Inc., an upscale quick-serve lunch operation (formerly known as Bethesda Retail Partners), from 1999 to 2003

•      Chief Executive Officer of Chartwell Health Management Inc., a health benefits brokerage firm, from 1996 until 1999

•      Chairman, President and Chief Executive Officer of Fresh Fields Markets, Inc., a natural and organic foods supermarket chain, from 1989 until 1996, when it was acquired by Whole Foods Market

•      various positions in the equities division of Goldman, Sachs & Co. from 1983 to 1988.

Donald C. Wood, 44 – Trustee since 2003

•      President and Chief Executive Officer of the Trust since January 2003

•      President and Chief Operating Officer of the Trust from 2001 to 2003

•      Senior Vice President and Chief Operating Officer of the Trust from 2000 to 2001

•      Senior Vice President-Chief Operating Officer and Chief Financial Officer of the Trust from 1999 to 2000

•      Senior Vice President-Treasurer and Chief Financial Officer of the Trust from 1998 to 1999

•      Senior Vice President and Chief Financial Officer of Caesars World, Inc., a wholly owned subsidiary of ITT Corporation, from 1996 to 1998

•      various financial positions, including Vice President and Deputy Controller, with ITT Corporation, from 1990 to 1996

•      Vice President of Finance of the Trump Taj Mahal Associates from 1989 to 1990

•      various positions, including audit manager, with Arthur Andersen LLP from 1982 to 1989.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE TWO NOMINEES FOR TRUSTEE.

The terms of office of each of the five Trustees named below continue until the Trust’s annual meeting to be held in the year indicated.

Amy B. Lane, 52 – Trustee since 2002 (term expires 2006)

•      Former Founder and Group Leader of the Global Retailing Investment Banking Group of Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002

•      Managing Director of Salomon Brothers Inc., specializing in mergers and acquisitions in the retail industry from 1989 to 1991 and founding and leading its retail-industry investment banking unit from 1991 until 1996

•      various positions with Morgan Stanley & Co. from 1977 until 1989

•      Director, Borders Group, Inc., a retailer specializing in books, music, movies, and other entertainment items

•      Director, MFS Funds, a mutual fund group

Walter F. Loeb, 80 – Trustee since 1991 (term expires 2006)

•      President of Loeb Associates Inc., management consultants to domestic and international retail companies, real estate developers, apparel companies and other businesses within the retail industry, and Publisher of the Loeb Retail Letter, since 1990

•      Principal of Morgan Stanley & Co., Inc. from 1984 until 1990 and Senior Retail Analyst from 1974 until 1990, specializing in investment banking and brokerage

•      Other prior retail industry experience includes: Vice President of Johnson Redbook Service, a publisher of retail industry research

•      various positions with P.K. Halsted & Associates, Inc., an international retail consulting firm with clients throughout the United States and Europe; and various executive positions with Macy’s, the May Department Stores and Allied Stores

•      Director, Wet Seal, Inc., a women’s apparel retailer

Joseph S. Vassalluzzo, 57 – Trustee since 2002 (term expires 2006)

•      Vice Chairman of Staples, Inc., a retailer specializing in home, office, and computer products, since January 2000, with responsibility for overseeing domestic and international growth in its retail and commercial operations

•      President of Staples Realty & Development, a subsidiary of Staples, Inc., from 1997 to 2000

•      various other officer positions associated with Staples’ growth and worldwide expansion from 1989 to 1997

•      various officer positions with American Stores Co., a grocery store chain, and its subsidiaries from 1976 to 1989

•      various positions in sales, operations and real estate with Mobil Corp. and Amerada Hess Corp. from 1969 to 1976.

David W. Faeder, 48 – Trustee since 2003 (term expires 2007)

•      Managing Partner of Fountain Square Properties, a diversified real estate company, since 2003 and President of Sunrise Assisted Living Foundation, Inc., a not-for-profit organization, since 2000

•      President of Sunrise Assisted Living, Inc., a provider of senior living services in the United States, United Kingdom and Canada from 1997 to 2000

•      Executive Vice President and Chief Financial Officer of Sunrise Assisted Living, Inc. from 1993 to 1997

•      Vice President of Credit Suisse First Boston (formerly First Boston Corporation) from 1991 to 1993, directing the real estate advisory business for the RTC in the Washington, DC area

•      Vice President of Morgan Stanley and Company, Inc. from 1984 to 1991 specializing in real estate transactions and financings

•      MBA student at the Colgate Darden Graduate School of Business Administration of the University of Virginia from 1982 to 1984

•      Senior Accountant with Ernst and Whinney, an accounting firm, from 1981 to 1982

•      Vice President–Finance/Controller of Better Homes of Virginia, a real estate company, from 1979 to 1981

•      Staff Accountant with Goodman and Company, an accounting firm, from 1978 to 1979

•      Director, Vista Care, Inc., a provider of hospice services in the United States

Kristin Gamble, 59 – Trustee since 1996 (term expires 2007)

•      President of Flood, Gamble Associates, Inc., an investment counseling firm, since 1984

•      Senior Vice President of Manufacturers Hanover Corp. with responsibility for all equity investments from 1977 to 1984

•      Vice President of Research for Foley, Warendorf & Co., a brokerage firm, from 1976 to 1977

•      Vice President of New Court Capital Management (now Rothschild Inc.), a financial services firm, from 1971 to 1976

•      Security Analyst with Merrill, Lynch, Pierce, Fenner & Smith from 1968 to 1971

•      Director, Ethan Allen Interiors, Inc., a furniture manufacturer and retailer

Which Trustees are independent?

Article III, Section 1 of our Bylaws provides that no more than one of our Trustees can fail to satisfy the independence requirements established by the NYSE, our Corporate Governance Guidelines and other applicable rules and regulations. The Board, on recommendation of the Nominating and Corporate Governance Committee, and after considering all relevant information, has determined that each current Trustee, other than Mr. Wood, the Trust’s Chief Executive Officer, satisfies the independence requirements established by the NYSE, our Corporate Governance Guidelines and other applicable rules and regulations. Further, the Board has concluded that no Trustee has any material relationship with the Trust other than those described in the “Certain Relationships and Related Transactions” section below.

What committees has the Board established, and how often did the Board and the committees meet during 2004?

During fiscal year 2004, the Board of Trustees had a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. All Trustees serving on the Board’s standing committees are independent as defined by the NYSE, our Corporate Governance Guidelines and other applicable rules and regulations.

Name of Committee and Members	Primary Functions of the Committees	Number of Meetings in Fiscal Year 2004
Audit: (1) Joseph S. Vassalluzzo, Chair David W. Faeder Kristin Gamble Walter F. Loeb	• Oversees the financial reporting of the Trust • Selects independent auditors • Oversees auditing process • Oversees internal systems of accounting and controls	6

Compensation: Amy B. Lane, Chair David W. Faeder (2) Mark S. Ordan	• Reviews and recommends compensation for Trust officers • Administers the 2001 Long-Term Incentive Plan, including making awards under the Plan • Administers other benefit programs	3

Nominating and Corporate Governance: Kristin Gamble, Chair Amy B. Lane Mark S. Ordan Joseph S. Vassalluzzo	• Recommends individuals for election to the Board • Makes recommendations regarding committee memberships • Oversees the Trust’s corporate governance policies and procedures, including Board and individual Trustee evaluations	2

(1)	Mr. Loeb served as committee chair until May 2004 when Mr. Vassalluzzo became Chair. Mr. Faeder serves as the “audit committee financial expert.”
(2)	Mr. Faeder joined the committee in May 2004. Until May 2004, Dennis L. Berman, a former Trustee, served on the committee.

During 2004 the Board of Trustees held seven meetings. Each Trustee attended at least 75% of all meetings of the Board and the Board committees on which he or she served during 2004. On an aggregate basis, the Trustees attended 95% of all Board and Board committee meetings. The Trust’s Corporate Governance Guidelines provide that all Trustees are to attend all meetings of the Board and the Board committees on which he or she serves. In addition, each Trustee is expected to attend the Annual Meeting of Shareholders, and in 2004 the Annual Meeting of Shareholders was attended by all Trustees.

How are the Trustees compensated?

In 2004 the non-executive Chairman of the Board was eligible to receive an annual fee for Board service of $125,000 and each other non-employee Trustee was eligible to receive an annual fee of $70,000. A minimum of 20% of that annual fee was required to be paid in Shares; however, each Trustee had the option to take a larger portion of the fee in Shares. For 2004, the Trustees elected to take between 20% and 50% of their fee in Shares. In addition, each committee chair received $5,000 for his or her service as a committee chair. The actual annual fee and chair fee a Trustee was eligible to receive was pro-rated based on the number of months during the year he or she served as a Trustee, non-executive Chairman or chair of a committee, as applicable. Except for the annual fee and fee for serving as chair of a committee as described above, there were no additional fees paid to any Trustee, including the non-executive Chairman, for service on any of the Board committees or for attendance at any Board or committee meetings. Mr. Wood did not receive any compensation for his service on the Board in 2004.

Payment of the portion of the annual fee each Trustee elected to receive in Shares (“Equity Fee”) was contingent on the Trust’s achieving pre-established performance levels for three separate performance measures with those performance levels generally calculated for the prior 3-year period, subject to phase-in provisions for 2004 and 2005. 50% of the Equity Fee was contingent on the Trust’s relative total return to shareholders (taking into account both stock price appreciation and dividends, assuming all dividends are reinvested) as compared with the Bloomberg REIT Shopping Center Index; 25% of the Equity Fee was contingent on the Trust’s absolute total return to shareholders (taking into account both stock price appreciation and dividends, assuming all dividends are reinvested); and the remaining 25% of the Equity Fee was contingent on the Trust’s return on invested capital.

For each of these performance measures, a threshold, target and stretch level of performance was established at the beginning of 2004. If the Trust performed below the threshold level on any one or more of these performance measures, the portion(s) of the Equity Fee contingent on that measure(s) would not be paid. The Trustee is eligible to receive between 50% and 100% of the portion of the Equity Fee contingent on any performance measure as to which the Trust performs between the threshold and target levels and between 100% and 150% of the Equity Fee for any performance measure as to which the Trust performs between the target and stretch levels. For any performance measure where the Trust performs beyond the stretch level, the Trustee will be paid 150% of the portion of the Equity Fee contingent on that measure. For each performance measure, target levels of performance are intended to reflect the performance required by the Trust to meet its business objectives for the coming year, with stretch levels representing a substantial achievement that puts the Trust at or near the top of its peer group and threshold levels representing minimally acceptable levels of performance. In 2004, the Trust performed beyond the stretch level of performance on both the absolute and relative total returns to shareholders and between the target and stretch performance levels for the return on invested capital resulting in a payment of aggregate annual fees (including cash as well as Equity Fees) at approximately 110% of the targeted annual fee base amount.

A total of approximately $564,000 was paid for Trustee fees in 2004, an approximately 12.5% increase over aggregate Trustee fees paid in 2003; however, only $391,000 of this amount was paid in cash, a nearly 18% decrease from the amount of 2003 fees paid in cash. The remaining $173,000, nearly 31% of the total, was paid in the form of 3,363 Shares as compared to less than 7% of total 2003 Trustee fees paid in Shares and options. Approximately 10% of the increase in the aggregate fees paid to Trustees in 2004 was the result of the Trust’s having generated total returns to shareholders, both on a relative and absolute basis, that exceeded the pre-established stretch levels of performance. Under this arrangement for compensating Trustees, the amount of fee a Trustee receives for his or her Board service will vary from year to year depending on the Trust’s performance. The final number of shares issued to Trustees in payment of the Equity Fees for 2004 was determined by dividing the aggregate amount of the Equity Fee by $51.35, the closing price of the Trust’s Shares on the NYSE on February 15, 2005.

The basic Trustee compensation structure and amounts described above will remain in place for 2005, however in recognition of the substantial time and effort required of each of the committee chairs as a result of the current regulatory environment, the committee chair fees for 2005 have been increased to $15,000 for the chair of the Audit Committee and $10,000 for the chairs of each of the Compensation Committee and the Nominating and Corporate Governance Committee.

How can shareholders communicate with the Board?

The Board of Trustees has established a process for shareholders to send communications to the Board as a group or any individual Trustee. A description of this process can be found in the Investor Information section of the Trust’s website: www.federalrealty.com.

EXECUTIVE OFFICERS

Who are the Trust’s executive officers?

The following sets forth certain information with regard to the current executive officers of the Trust:

Dawn M. Becker, 41

•      Executive Vice President–General Counsel and Secretary of the Trust since February 2005, with responsibility for overseeing the Trust’s legal work and due diligence relating to acquisitions, dispositions, development and financing, securities law compliance and corporate governance matters and management of the Trust’s joint venture relationship

•      Senior Vice President–General Counsel and Secretary of the Trust from February 2003 to February 2005

•      Vice President–General Counsel and Secretary of the Trust from 2002 to February 2003

•      Vice President–Real Estate and Finance Counsel of the Trust from 2000 to 2002

•      Senior Legal Counsel with the Trust from 1997 to 2000

•      attorney with Andrews & Kurth LLP from 1993 to 1997, Davis Wright Tremaine from 1992 to 1993, Bingham Dana & Gould from 1991 to 1992 and Shaw Pittman LLP from 1988 to 1991, practicing law in the real estate and creditors rights areas

Jeffrey S. Berkes, 41

•      Senior Vice President–Chief Investment Officer since June 2003, with responsibility for overseeing acquisitions, dispositions and other investment activity for the Trust

•      Senior Vice President–Strategic Transactions of the Trust from February 2002 to June 2003

•      Vice President–Strategic Transactions of the Trust from 2000 to February 2002

•      Vice President of Acquisitions and Finance for Velsor Properties LLC, a private real estate investment firm, from 1998 until 2000

•      Director of Acquisitions with the Trust from 1997 to 1998

•      Vice President of Acquisitions for Heitman Financial Services, Ltd. (formerly JMB Institutional Realty Advisors, Inc., which was acquired by United Asset Management and merged with Heitman Financial), a private real estate investment firm, from 1993 until 1997

•      Other prior real estate experience from 1985 to 1993 with ITT Real Estate Services, CB Commercial and Joseph Farber and Company

Larry E. Finger, 51

•      Executive Vice President–Chief Financial Officer and Treasurer of the Trust since February 2005, with responsibility for overseeing the Trust’s capital markets, financial reporting and investor relations functions

•      Senior Vice President–Chief Financial Officer and Treasurer of the Trust from March 2002 to February 2005

•      Senior Vice President–Chief Financial Officer of Washington Real Estate Investment Trust from 1995 to 2001 and, from 1993 to 1994, various other positions with Washington Real Estate Investment Trust

•      Founder and owner of a multi-restaurant delivery service from 1991 to 1993

•      various positions with Savage/Fogarty Cos., a real estate development, investment, asset management, property management and leasing company, from 1978 to 1991, most recently as Chief Operating Officer from 1984 to 1991

Donald C. Wood, 44 • Information for Mr. Wood is provided above in “Item 1 – Election of Trustees”

COMPENSATION OF EXECUTIVE OFFICERS

The following table describes the compensation of the Chief Executive Officer and the three other executive officers (“named executive officers”) of the Trust.

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Other Annual Compensation ($)	Restricted Share Award(s) (3) ($)	Options (4) (#)	LTIP Payouts (5) ($)	All Other Compensation (6) ($)
Donald C. Wood(7)	2004	$500,000	$550,000	—	$1,500,000	—	$873,000	$41,006
President and	2003	425,000	500,000	—	1,500,000	—	408,000	24,477
Chief Executive Officer	2002	425,000	340,000	—	102,000	—	56,000	18,000

Dawn M. Becker(8)	2004	210,000	139,000	—	267,000	—	87,000	9,679
Executive Vice	2003	200,000	120,000	—	261,000	20,000	73,000	8,297
President—General Counsel and Secretary	2002	196,000	103,000	—	14,000	—	5,600	8,000

Jeffrey S. Berkes(9)	2004	260,000	173,000	—	389,000	—	87,000	96,036
Senior Vice President—	2003	200,000	160,000	—	386,000	20,000	73,000	8,296
Chief Investment Officer	2002	200,000	120,000	—	36,000	—	19,600	8,000

Larry E. Finger(10)	2004	310,000	193,000	—	452,000	—	308,000	13,261
Executive Vice	2003	300,000	180,000		429,000	50,000	258,000	11,335
President—Chief Financial Officer and Treasurer	2002	228,000	220,000	—	66,000	100,000	—	25,000

(1)	Amounts shown include amounts deferred at the election of the named executive officer pursuant to plans available to substantially all employees and pursuant to a non-qualified deferred compensation plan available to 21 officers and other highly compensated employees. Under the non-qualified deferred compensation plan, the Trust is obligated to pay to each participant when required in accordance with the plan, an amount equal to the amount deferred by the participant together with a return on that amount calculated as if the deferred amount had been invested in the investment vehicles selected by the participant. The Trust endeavors to actually invest the deferred amounts in the same investment vehicles and in the same proportions as selected by each participant in order to ensure that sufficient amounts will be available to pay each participant when required; however, the Trust will at times not invest in high-risk investments selected by the participant but instead invest in a safer investment vehicle more likely to minimize the potential loss of principal of the investment. The Trust’s non-qualified deferred compensation plan is administered, and amounts owing to participants are calculated, by a third party provider. Through December 31, 2004, the Trust’s total obligation for amounts owing to Mr. Wood, Ms. Becker and Mr. Finger under the non-qualified deferred compensation plan were approximately $665,000, $261,000 and $74,000, respectively. Mr. Berkes has not participated in the non-qualified deferred compensation plan. In excess of 80% of these amounts represent salary amounts deferred by the participant.
(2)	Amounts shown include only the cash portion of annual bonuses, including amounts deferred pursuant to the non-qualified deferred compensation plan described in (1) above.
(3)

Amounts shown include all restricted Share awards made pursuant to the Trust’s annual incentive bonus plans and pursuant to the Trust’s 2003 Long Term Incentive Award Program (“2003 LTIAP”). The Trust’s annual incentive bonus plans in effect for each of 2002, 2003 and 2004 provided that the named executive officers could receive up to 25% of their annual bonuses (as elected by the officer in the first quarter of the applicable year) in Shares vesting equally over a three-year period. In consideration for the vesting provision, they received Shares valued at 120% of the cash value on the date of grant. All bonus awards issued in restricted Shares for 2003 and 2004 were granted under the 2001 Long-Term Incentive Plan (the “2001 Plan”) and all bonus awards issued in restricted Shares for 2002 were granted under the Amended and Restated 1993 Long-Term Incentive Plan (the “1993 Plan”). The Trust’s 2003 LTIAP is described in more detail in the “Compensation Committee Report” included below. Shares issued pursuant to the Trust’s 2003 LTIAP were granted under the 2001 Plan. The number of restricted Shares actually awarded to participants under the annual incentive bonus plan and the 2003 LTIAP is determined by dividing the aggregate amount to be paid in Shares by the closing price of the Trust’s stock on the date the award is made. For 2004 awards, the closing price of $51.35 on February 15, 2005 was used to calculate the number of Shares issued. All restricted Shares granted under the 1993 Plan or the 2001 Plan as determined under the Trust’s annual incentive bonus plans or the 2003 LTIAP vest in the event of a termination without cause or a change in control and dividends are paid on all of these restricted Shares at the same rate as on unrestricted Shares. The amounts shown in the table above include the following restricted Share awards:

	2004 Restricted Share Awards				2003 Restricted Share Awards				2002 Restricted Share Awards
	LTIAP		Bonus		LTIAP		Bonus		Bonus
Name	Number of Shares	Value of Shares	Number of Shares	Value of Shares	Number of Shares	Value of Shares	Number of Shares	Value of Shares	Number of Shares	Value of Shares
Donald C. Wood	29,211	$1,500,000	0	$—	34,932	$1,500,000	0	$—	3,642	$102,000
Dawn M. Becker	4,382	$225,000	815	$42,000	5,240	$225,000	838	$36,000	514	$14,000
Jeffrey S. Berkes	6,573	$338,000	1,009	$52,000	7,860	$338,000	1,118	$48,000	1,285	$36,000
Larry E. Finger	7,303	$375,000	1,504	$77,000	8,733	$375,000	1,258	$54,000	2,356	$66,000

As of December 31, 2004, the number and value of the restricted and performance Shares held by each of the named executive officers based on the closing price on the NYSE of $51.65 per Share on December 31, 2004, excluding any restricted and performance Shares that were granted after December 31, 2004 as compensation for work performed in 2004 (all of which are reflected in the table above), were as follows:

Name	Number of Restricted and Performance Shares	Value at December 31, 2004
Donald C. Wood	79,651	$4,113,974
Dawn M. Becker	9,122	$471,151
Jeffrey S. Berkes	10,813	$558,491
Larry E. Finger	25,445	$1,314,234

(4)	Option exercise price is equal to the fair market value of the Shares on the date of grant. All option awards in 2003 were granted under the 1993 Plan. The 1993 Plan provides that all stock options granted pursuant to it shall vest in the event of a change in control, as defined in the 1993 Plan.
(5)	Reflects value as of the date of vesting of the following number of performance Shares at the prices set forth below:

Name	2004 Vesting ($51.35 per Share)	2003 Vesting ($42.94 per Share)	2002 Vesting ($28.01 per Share)
Donald C. Wood	17,000 Shares	9,500 Shares	2,000 Shares
Dawn M. Becker	1,700 Shares	1,700 Shares	200 Shares
Jeffrey S. Berkes	1,700 Shares	1,700 Shares	700 Shares
Larry E. Finger	6,000 Shares	6,000 Shares	N/A

Performance Share awards include: (a) 37,500 Share award granted to Mr. Wood in 2000 pursuant to which a specified number of Shares will vest each year from 2000 through 2007 if the Trust meets or exceeds levels established annually by the Compensation Committee for annual funds from operations, or FFO, growth. Any of these Shares which remain unvested after 2007 vest in five equal annual installments through 2012. All of these Shares vest in the event of a change in control or the termination of Mr. Wood’s employment due to disability or without cause (each as defined in the award agreement). If Mr. Wood’s employment is terminated for cause, his rights to any unvested Shares under this award are forfeited. If Mr. Wood dies or voluntarily resigns from his employment with the Trust, a pro rata number of Shares for that year will vest if the established performance target is met, and his rights to any future unvested Shares are forfeited. 7,500 of these performance Shares vested for 2004 and, to date, a total of 22,500 of these performance Shares have vested; (b) awards of 10,000 Shares, 1,000 Shares and 3,500 Shares to Mr. Wood, Ms. Becker and Mr. Berkes, respectively, made in 2002 pursuant to which 20% of the total awarded Shares vest in any calendar year in which the Trust’s total return exceeds the Morgan Stanley REIT Index total return for the same period. Any of these Shares which remain unvested after 2011 will be forfeited. Otherwise, the terms of these awards are identical to the award described in (a) above, except that if Mr. Wood’s, Ms. Becker’s or Mr. Berkes’ employment is terminated as a result of death or disability, the specified number of Shares will vest for that year if the performance measure is met. 2,000, 200 and 700 of these performance Shares vested for Mr. Wood, Ms. Becker and Mr. Berkes, respectively, for 2004, and to date, a total of 6,000, 600 and 2,100 of these performance Shares have vested for Mr. Wood, Ms. Becker and Mr. Berkes, respectively; and (c) awards of 37,500 Shares, 7,500 Shares, 5,000 Shares and 30,000 Shares to Mr. Wood, Ms. Becker, Mr. Berkes and Mr. Finger, respectively, made in 2003 pursuant to which 20% of the total awarded Shares vest in any calendar year in which the Trust’s total return exceeds the Bloomberg REIT Shopping Center Index total return for the same period. Any of these Shares which remain unvested after 2012 will be forfeited. Otherwise, the terms of these awards are identical to the award described in (b) above. 7,500, 1,500, 1,000 and 6,000 of these performance Shares vested for Mr. Wood, Ms. Becker, Mr. Berkes, and Mr. Finger, respectively, for 2004, and to date, a total of 15,000, 3,000, 2,000 and 12,000 of these Shares have vested for Mr. Wood, Ms. Becker, Mr. Berkes and Mr. Finger, respectively. Dividends are paid on all performance Shares at the same rate as on unrestricted Shares.

(6)	The amounts shown in this column for the last fiscal year include the following:

Name	Group Term Life Insurance	Long-Term Disability Insurance Premium	Supplemental Life Insurance	Trust contribution to Section 401(k) Plan	Car Allowance (including insurance)	Miscellaneous
Donald C. Wood(a)	$3,092	$2,462	$—	$6,500	$18,113	$10,839
Dawn M. Becker	$1,425	$2,432	$575	$5,247	$—	$—
Jeffrey S. Berkes(b)	$1,710	$2,462	$653	$6,385	$13,294	$71,532
Larry E. Finger	$2,109	$2,349	$2,303	$6,500	$—	$—

(a)	Miscellaneous category consists of interest that would have been payable on interest-free loan made in connection with split-dollar life insurance agreement put in place in 1998.
(b)	Miscellaneous category consists of the following items paid in connection with the Trust’s relocating Mr. Berkes to its San Jose, California office: $21,909 of moving, relocation and temporary housing expenses, $40,848 of closing costs on a new personal residence (including a gross up for taxes on actual closing costs) and $8,775 in below market rent for rental of an apartment at Santana Row from February 1, 2004 through August 15, 2004.

Except for the salary, bonus, equity and other compensation reflected in the Summary Compensation Table above, the named executive officers did not receive any perquisites or other personal benefits not otherwise generally available to the employees of the Trust.

(7)	Mr. Wood was promoted to Chief Executive Officer effective January 1, 2003.
(8)	Ms. Becker was promoted to Vice President-General Counsel and Secretary in March 2002, to Senior Vice President in February 2003 and to Executive Vice President in February 2005. Ms. Becker’s salary in 2002 was $185,000 until her promotion in March when it was increased to $200,000.
(9)	Mr. Berkes was promoted to Senior Vice President in February 2002 and promoted to Chief Investment Officer in June 2003.
(10)	Mr. Finger served as a consultant to the Trust from January 28 to February 28, 2002, and commenced employment with the Trust on March 1, 2002. Mr. Finger’s annualized salary for 2002 was $275,000. Mr. Finger was promoted to Executive Vice President in February 2005.

Option Awards in 2004

There were no option awards in 2004 to the named executive officers.

Aggregated Option Exercises in 2004 and December 31, 2004 Option Values

The following table provides information on option exercises in 2004 by the named executive officers, and the value of each such officer’s unexercised options at December 31, 2004.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at December 31, 2004 (#)		Value of Unexercised In-the-Money Options at December 31, 2004 ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald C. Wood	46,880	$1,185,344	449,160	—	$13,184,074	$—
Dawn M. Becker	26,150	$729,288	18,017	13,333	$473,839	$315,192
Jeffrey S. Berkes	4,445	$97,817	12,222	13,333	$344,534	$315,192
Larry E. Finger	41,000	$982,315	42,334	66,666	$1,073,927	$1,670,983

(1)	Based on $51.65 per Share closing price on the NYSE on December 31, 2004.

Long-Term Incentive Plans — Awards in Last Fiscal Year

There were no long-term incentive plan awards made in 2004 to the named executive officers. The named executive officers received only restricted Share awards in 2004, the value of which is included in the Summary Compensation Table above.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 regarding the Trust’s equity compensation plans. The Trust has no equity compensation plans that were not approved by the shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by security holders	1,231,341	$27.34	1,296,568
Equity compensation plans not approved by security holders	—	—	—

Total	1,231,341	$27.34	1,296,568

(1)	Consists entirely of common shares authorized for issuance under the 1993 Plan and the 2001 Plan.
(2)	Consists entirely of common shares authorized for issuance under the 2001 Plan.

Termination of Employment and Change-in-Control Arrangements

The Trust has entered into severance agreements with each of the named executive officers which provide, among other things, that if the officer is terminated without cause (as defined in the agreements), the officer will be entitled to receive his or her salary (as defined in the agreements) for one year (18 months in the case of Mr. Wood). In addition, the officer will receive benefits for nine months and all restrictions on the exercise or receipt of any stock options or stock grants lapse. The officer also will receive the benefits payable upon termination without cause under certain additional circumstances, including, among other things, a demotion or a substantial reduction in the officer’s responsibilities without his or her written consent, relocation of the Trust’s principal office outside the area in which the executive officer is located, or the decrease of the officer’s base salary below 90% of the salary specified in each officer’s severance agreement.

The severance agreements with Ms. Becker, Mr. Berkes and Mr. Finger also provide that, if any of these officers leaves the employment of the Trust for good reason (as defined in the Agreement) anytime within two years following a change in control (generally defined to include control of a specified percentage of the outstanding Shares) or for any reason within the 30 day period following the first anniversary of a change in control, he or she will be entitled to receive a lump sum cash payment equal to two years of his or her salary and two times the highest annual bonus received by such individual in the last three fiscal years. In addition, the officer will receive benefits for two years and all restrictions on the exercise or receipt of any stock options or stock grants lapse. These agreements also provide that if benefits paid pursuant thereto are determined to be subject to an excise or similar tax, the Trust will provide the officer with such additional compensation as is necessary to place him or her in the same after-tax position as he or she would have been had such tax not been paid or incurred. The Trust has entered into an agreement with Mr. Wood providing for the same benefits upon a change in control, except that Mr. Wood’s cash payment would be equal to three years’ salary and bonus and he will receive benefits for three years.

The Trust has also entered into an agreement with Mr. Wood pursuant to which the Trust has agreed to provide to Mr. Wood, his spouse and his dependents continuation of health coverage after Mr. Wood’s termination upon death, disability, retirement, change in control or otherwise (other than a termination with cause or resignation). The coverage will continue as to Mr. Wood and his spouse until their death, or with respect to his spouse until divorce, if earlier. As to Mr. Wood’s children, coverage will continue as to three of the children until each reaches age twenty-five and as to one of the children, until her death. The continued medical coverage is required to be at least the same level as provided to Mr. Wood and his family at the time of his termination and such coverage will be secondary to certain other coverages that may be available to Mr. Wood and his family. Based on information currently available to the Trust, the Trust could purchase today a policy to provide the required health coverage to Mr. Wood and his family for approximately $15,000 per year.

In February 2000, the Trust granted a restricted share award (“Service Award”) to Mr. Wood for 37,500 Shares. Pursuant to the terms of the Service Award, 391 Shares vest each month over an eight-year period, subject to accelerated vesting in the event of a change in control (as defined in the Service Award) or the termination of Mr. Wood’s employment due to disability or without cause (each as defined in the Service Award). If Mr. Wood voluntarily resigns from his employment with the Trust or his employment is terminated for cause prior to the end of the eight-year period, his rights to any unvested Shares are forfeited. If Mr. Wood dies, the number of Shares which would have vested in the month of his death vest and his rights to any future unvested Shares are forfeited. To date, 23,851 of the Shares in the Service Award have vested.

In 1998, the Trust entered into a split-dollar life insurance agreement with Mr. Wood pursuant to which the Trust makes certain premium payments on his behalf relating to certain insurance policies and is reimbursed for those premiums after fifteen years. The Trust’s funding obligations were satisfied in 2004 such that the Trust has no further obligation to make any payments under this agreement.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Trust specifically incorporates this Report or the performance graph by reference in the specified filing.

A primary responsibility of the Compensation Committee in 2004 was determining the aggregate amount of compensation paid to the Trust’s officers and administering the Trust’s equity incentive programs. The Compensation Committee is, and at all times during 2004 was, composed of three Trustees, each of whom satisfied the current independence requirements of the NYSE at all times during service on the Committee. The Committee operates under a written charter which was initially adopted on February 12, 2003, a copy of which is available in the Investor Information section of the Trust’s website: www.federalrealty.com.

Philosophy.    In setting compensation for all of the Trust’s officers, the Committee focuses on creating a total compensation package that is competitive with the market for similar positions and recognizes the individual’s contributions to the Trust. The market parameters used by the Committee in 2004 included information obtained from FPL Associates, a compensation consultant retained by the Committee in late 2003, as well as the National Association of Real Estate Investment Trust’s 2004 Compensation and Benefits Survey. When targeting total compensation for any particular position, the Committee uses comparisons both for other shopping center REITs as well as other REITs having a similar market capitalization as the Trust and endeavors to have the targeted total annual compensation for each position fall within the median and averages of the comparison groups.

Once the targeted total compensation is established for a position, the Committee then creates the compensation package using a combination of the following items:

•	a fixed base salary paid entirely in cash;

•	an annual bonus that is paid in a combination of cash and Shares with the amount varying, depending on the FFO or property operating income, as applicable, achieved by the Trust for that year; and

•	long-term equity incentives that are paid in restricted Shares with the amounts determined on the basis of the Trust’s return on invested capital and total return to shareholders, on both a relative and absolute basis, each determined over a 3-year period.

In addition to using the market data described, the Committee also solicits input from the Trust’s Chief Executive Officer to establish final compensation packages for Ms. Becker, Mr. Berkes and Mr. Finger and the Trust’s other officers. To establish the final compensation package for Mr. Wood, the Committee relies primarily on market data and the results of the Board’s evaluation of Mr. Wood’s performance, including the Board’s assessment of whether the Trust achieved performance goals established at the beginning of the year.

Subject to market constraints, the Committee tries to minimize increases in the fixed, base salary portion of compensation and keep the vast majority of compensation in the form of annual bonus and long-term incentives, both of which are “at-risk” and dependent on the Trust’s performance. A more detailed description of the annual bonus and long-term incentive programs used by the Trust are described below. The following table shows the percentage of total compensation represented by base salary and “at-risk” compensation paid for 2004 to the Trust’s Chief Executive Officer, all named executive officers (both including and excluding the Chief Executive Officer) and all of the Trust’s officers (a group of 13 individuals which includes the Chief Executive Officer and the other named executive officers).

	% of Total
	Base	At-Risk
Chief Executive Officer	20%	80%
All named executive officers (including CEO)	26%	74%
All named executive officers (excluding CEO)	33%	67%
All officers (including CEO)	36%	64%
All officers (excluding CEO)	43%	57%

The more senior the officer, the more heavily the Committee skews his or her compensation to “at-risk” components. Although not required by its charter, the Committee does review compensation for all of the Trust’s officers, not just the named executive officers, primarily to ensure consistency and pay equity throughout senior management.

Base Salaries.    The base salaries of the named executive officers are set each year by the Compensation Committee. As described above, the Committee tries to keep increases to base salaries at minimum levels with the most significant determiners of base salaries being the nature of each officer’s position, the contribution made by such officer to the Trust’s overall corporate performance, and the competitive market salaries for that position. The increase to Mr. Wood’s base salary in 2004 was the first increase that had been made since he became Chief Executive Officer in January 2003 and was necessary to bring him to a market level for that position. Mr. Berkes’ 2004 salary increase reflected the additional responsibilities he was assuming as part of the Trust’s relocating him to our West Coast office and his promotion to Chief Investment Officer. As a group, the aggregate 2004 base salaries of the named executive officers were only 1% higher than the aggregate median base salaries for those four positions as reflected in the 2004 NAREIT compensation survey for other retail REITs. Base salaries accounted for approximately 26% of the total compensation paid to the named executive officers for 2004.

Annual Bonuses.    The annual bonuses for the named executive officers are set each year in accordance with the same annual Incentive Bonus Plan that applies to all of the Trust’s employees other than leasing agents and those employees responsible for sourcing acquisition opportunities. Under this plan, each employee has a target bonus that is a multiple of base salary. These multiples range from 7% for administrative personnel to 75% for each of the Trust’s named executive officers (other than the Chief Executive Officer) and 100% for the Chief Executive Officer.

At the beginning of each year, after a thorough review of the Trust’s budget for that year, the Committee establishes a threshold, target and stretch level of FFO. If the Trust achieves the established threshold level of FFO, the bonus pool is funded with amounts sufficient to pay each employee up to 75% of his or her targeted annual bonus. Achieving the target level of FFO results in funding the bonus pool with enough to pay 100% of targeted bonuses and achieving the stretch level of FFO results in funding the bonus pool with enough to pay 125% of targeted bonuses. Failure to achieve at least the threshold level of FFO would result in no annual bonus being paid to any employees of the Trust, including the named executive officers. Similar goals are set for East Coast and West Coast property operating income which are used to determine annual bonuses for those employees who focus all of their attention exclusively within one of the Trust’s operating regions. In 2004, the Trust achieved actual FFO and East Coast property operating income between the target and stretch levels and West Coast property operating income between the threshold and target levels. As a result, the FFO bonus pool into which most employees (including all of the Trust’s named executive officers) fall, was funded at 110.7%, the East Coast bonus pool was funded at 113.3% and the West Coast bonus pool was funded at 97.7%.

Once the amount of the bonus pool has been established, the final amount of the annual bonus paid to each employee, including the named executive officers, is determined on the recommendation of his or her supervisor based on an assessment of whether the employee achieved goals which had been set for that employee at the beginning of the year. The goals which are set throughout the organization are designed to support the Trust’s achieving its business objectives for the year. In the case of the named executive officers, the Committee determines the final annual bonus payable after reviewing the performance of these officers with the Chief Executive Officer or, with respect to the Chief Executive Officer, with the Board as a whole. Annual bonuses accounted for approximately 24% of the total compensation paid to the named executive officers for 2004.

The annual Incentive Bonus Plan also permits all officers and certain other more senior employees of the Trust (approximately 45 in total) to receive up to 25% of their annual bonuses in Shares which vest over a three-year period. In consideration for the vesting provision, they are entitled to receive shares valued at 120% of the cash value on the date of grant. Shares awarded as a portion of the annual bonus are not part of long-term incentive compensation; however, the Compensation Committee believes that the issuance of these Shares with their staggered vesting helps the Trust retain valued employees and gives a wider range of employees an equity stake in the Trust. Mr. Finger elected to take 25% of his 2004 annual bonus in Shares and each of Mr. Berkes and Ms. Becker elected to take 20% of his or her 2004 annual bonus in Shares.

Long-Term Equity Incentives.    In 2003 the Compensation Committee, with the assistance of its consultant, FPL Associates, adopted the 2003 LTIAP under which equity awards are made on a regular basis to all of the Trust’s named executive officers, Senior Vice Presidents, Vice Presidents and employees selected for participation in the Trust’s internal leadership and development program. The primary objectives of the 2003 LTIAP are to align a significant portion of compensation for the Trust’s senior management with the creation of long-term shareholder value and to create a compensation plan more in line with industry standards that can be used as a tool to attract and retain top quality senior management. For 2004, approximately 50% of the total compensation paid to the Trust’s named executive officers was paid through the 2003 LTIAP. As described below, the amount paid to each participant in the 2003 LTIAP is determined on the basis of the Trust’s performance over a three year period which, the Committee believes, creates a true alignment of management with the creation of long-term shareholder value.

Under the 2003 LTIAP, the Committee establishes annually a targeted award amount to be paid to each of the participants in the program, including the Chief Executive Officer. How much of this amount will actually be paid to any of the participants depends on whether the Trust achieves pre-established performance levels for three separate performance measures. The participants will be eligible to receive: (a) up to 50% of the targeted award depending on the Trust’s relative total return to shareholders (taking into account both stock price appreciation and dividends, assuming all dividends are reinvested) as compared with the Bloomberg REIT Shopping Center Index; (b) up to 25% of the targeted award depending on the Trust’s absolute total return to shareholders (taking into account both stock price appreciation and dividends, assuming all dividends are reinvested); and (c) up to 25% of the total award depending on the Trust’s return on invested capital. Performance on each of these measures is generally determined over the prior 3-year period, subject to certain phase-in provisions during 2004 and 2005 which were included in the plan to avoid guaranteeing that stretch level payments would be made in those years on the basis of prior performance that was known at the time the 2003 LTIAP was adopted. For example, at the time the 2003 LTIAP was adopted in October 2003, the Trust’s absolute total return for the prior two years was so high that stretch level payments would likely have been made in 2005 even if the Trust had generated a significant negative total return during 2004. The Committee did not believe that was an appropriate result and instead, elected to phase-in awards based on absolute total return so that only returns which were not known at the time the 2003 LTIAP was adopted were used to determine applicable awards.

For each of these performance measures, the Committee established a threshold, target and stretch level of performance. The threshold, target and stretch performance levels for the absolute and total return measures are fixed in the 2003 LTIAP and the return on invested capital measure is set at the beginning of each year after taking into account acquisitions and dispositions made during the prior year. If the Trust performs below the threshold level on any one of the performance measures, no portion of the 2003 LTIAP award tied to that measure is paid. Participants are eligible to receive from 50% to 100% of the portion of the award tied to any performance measure as to which the Trust performs between the threshold and target levels and from 100% to 150% of the award for any performance measure as to which the Trust performs between the target and stretch levels. For any performance measure where the Trust performs beyond the stretch level, the participant will be eligible to receive 150% of the portion of the award tied to that measure. The Committee then has the discretion to increase or decrease the award by as much as 20% to reflect the performance of the applicable individual. For each performance measure under the 2003 LTIAP, target levels of performance are intended to reflect the performance required by the Trust to meet its business objectives for the coming year, with stretch levels representing a substantial achievement that puts the Trust at or near the top of its peer group and threshold levels representing minimally acceptable levels of performance.

In 2004, the Trust performed beyond the stretch level of performance on both the absolute and relative total returns to shareholders, resulting in participants being eligible to receive 150% of the targeted award amounts for those performance measures, and between the target and stretch performance levels for the return on invested capital, resulting in participants’ being eligible to receive 115% of the targeted award amount for that performance measure.

The equity awards under the 2003 LTIAP are made in the form of restricted Shares that vest in equal installments over a three-year period with unvested shares being forfeited in the event the applicable employee resigns from the Trust. The number of Shares actually awarded to participants in the 2003 LTIAP is determined on the basis of the closing price of the Trust’s stock on the date the award is made.

Deductibility of Executive Compensation in Excess of $1.0 Million.    Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to an executive officer who is named in the Summary Compensation Table. Exceptions are made for qualified performance-based compensation, among other things. The Compensation Committee intends generally to structure its executive awards to comply with this Section 162(m) exception; however, the Committee does not believe that it is necessarily in the best interest of the Trust and its shareholders that all compensation meet the requirements of Section 162(m) for deductibility. Accordingly, the Committee may determine to award non-deductible compensation in such circumstances as it deems appropriate. Moreover, in light of the ambiguities and uncertainties under Section 162(m), no assurance can be given that compensation intended by the Trust to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Submitted by:

Amy B. Lane, Chair

David W. Faeder*

Mark S. Ordan

* Mr. Faeder joined the Committee in May 2004 and thus did not participate in the Committee’s activities that occurred prior to that time.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Ms. Lane and Messrs. Faeder and Ordan. There are no Compensation Committee interlocks and no member of the Compensation Committee serves, or has in the past served, as an employee or officer of the Trust.

Performance Graph

The following performance graph compares the cumulative total shareholder return on the Trust’s Shares with the cumulative return on the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts (“NAREIT”) for the five fiscal years commencing December 31, 1999 and ending December 31, 2004, assuming an investment of $100 and the reinvestment of all dividends into additional common shares during the holding period. Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the NYSE, American Stock Exchange or the Nasdaq National Market. Stock performance for the past five years is not necessarily indicative of future results.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to July 2002, the Trust loaned Mr. Wood an aggregate of $290,000 and Mr. Berkes an aggregate of $333,000. The loans to Mr. Wood were used to pay income taxes associated with the vesting of Shares pursuant to certain of his Share awards. The current interest rate on Mr. Wood’s loans, which is based on the Trust’s variable-rate line of credit, is 2.7775% with payments of interest only required to be made on a quarterly basis. Mr. Wood’s notes are recourse to Mr. Wood and secured by the Shares which will not be released until the notes are paid in full. The loan to Mr. Berkes was used to acquire Shares pursuant to option awards made to Mr. Berkes under the 1993 Plan. The note for Mr. Berkes’ loan provides for quarterly payments of interest at a floating market rate of interest reset on an annual basis. The maturity date for Mr. Berkes’ loan is May 31, 2007. Mr. Berkes’ stock option note is recourse to Mr. Berkes and secured by the Shares acquired with the loan, which

Shares will not be released until the note is paid in full. Federal law prohibits the Trust from making any further loans to its named executive officers or materially modifying the existing loans to Mr. Wood and Mr. Berkes.

The following table sets forth the indebtedness to the Trust of the named executive officers as of March 16, 2005:

Name	Title	Maximum Outstanding during 2004	Current Balance of Notes
Donald C. Wood	President and Chief Executive Officer	$290,000	$290,000
Dawn M. Becker	Executive Vice President—General Counsel and Secretary	0	0
Jeffrey S. Berkes	Senior Vice President—Chief Investment Officer	333,000	333,000
Larry E. Finger	Executive Vice President—Chief Financial Officer and Treasurer	0	0

Mr. Ordan, the Trust’s non-executive Chairman of the Board, was named Chief Executive Officer of Sutton Place Group, LLC, d/b/a Balducci’s, in December 2003. Balducci’s leases from the Trust approximately 20,000 square feet in the Trust’s Wildwood Shopping Center under a lease that was negotiated prior to Mr. Ordan’s becoming Chief Executive Officer of Balducci’s. The lease was negotiated at arms length and reflected market conditions at the time it was signed. Under the lease, Balducci’s paid the Trust in each of the last three fiscal years an amount that was less than 2% of the gross revenues of both the Trust and Balducci’s in those years. In addition, Balducci’s has signed a non-binding letter of intent on market terms to lease from the Trust approximately 46,500 square feet at one of the Trust’s shopping centers. That lease is being negotiated and neither the Trust nor Balducci’s will be bound until a final lease is signed by both parties. No rental payments will be made by Balducci’s under the proposed lease until the current tenant vacates and Balducci’s takes possession of the space which is not expected to occur until sometime in 2008. As previously disclosed, the Board has determined that Mr. Ordan meets all independence requirements established by the NYSE, the Trust’s Corporate Governance Guidelines and other applicable rules and regulations.

Mr. Vassalluzzo is the Vice Chairman of Staples, Inc. which has leases with the Trust for approximately 127,760 square feet of space in seven locations in the Trust’s portfolio. Each of these leases was negotiated at arms length and reflected market conditions at the time it was signed. Under these leases, Staples paid to the Trust in each of the last three fiscal years an amount that is less than 2% of the gross revenues of both the Trust and Staples in those years. As previously disclosed, the Board has determined that Mr. Vassalluzzo meets all independence requirements established by the NYSE, the Trust’s Corporate Governance Guidelines and other applicable rules and regulations.

In February 2004, the Trust relocated Mr. Berkes to our Santana Row office in California to spearhead the Trust’s West Coast growth. In connection with that relocation, the Trust acquired from Mr. Berkes his personal residence in Chevy Chase, Maryland for an aggregate price, including acquisition costs and amounts needed to complete an on-going renovation, of approximately $1,900,000. This price was agreed upon by the Trust and Mr. Berkes on the basis of appraisals prepared by qualified third party residential appraisers and a guaranteed maximum price contract for the renovation work. In September 2004, the Trust sold the house and received net proceeds (after deducting costs of sales and brokerage commissions) of $1,830,000. In addition, as part of Mr. Berkes’ relocation to the West Coast, the Trust leased to Mr. Berkes for six and one-half months a residential unit at Santana Row at a monthly rent that was approximately $1,350 below market (having an aggregate value of $8,775) and the Trust reimbursed Mr. Berkes $62,757 for out-of-pocket moving expenses, storage costs and certain closing costs payable on Mr. Berkes’ acquisition of a new home on the West Coast, including a gross-up for income taxes payable on certain of those amounts.

Employment and change-in-control arrangements between the Trust and the named executive officers are described in the “Termination of Employment and Change-in-Control Arrangements” section above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Trustees and executive officers of the Trust are required by Section 16(a) of the Exchange Act to file reports of initial ownership and changes of ownership of the Trust’s Shares with the SEC and with the NYSE. To the Trust’s best knowledge, based solely on review of copies of such reports furnished to the Trust and written representations that no other reports were required, the required filings of all such Trustees and executive officers were filed timely during 2004.

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Trust is, and at all times during 2004 was, composed of four Trustees, each of whom meets the current independence requirements of the NYSE. Some of the primary responsibilities of the Nominating and Corporate Governance Committee are recommending individuals to stand for election to the Board, planning for CEO succession, and generally overseeing of all of the Trust’s corporate governance functions. The Committee’s responsibilities are detailed in the Committee’s written charter that was first adopted on February 12, 2003, a copy of which is available in the Investor Information section of the Trust’s website: www.federalrealty.com. The Committee’s procedures for nominating trustees for election to the Board are detailed under “Item 1 – Election of Trustees”.

In addition to its responsibility for identifying and recommending trustees for election to the Board, the Committee devotes a substantial portion of its attention to overseeing the Trust’s corporate governance structure. The Committee reviews the Trust’s corporate governance structure on an ongoing basis in light of developing best practices. One of the primary areas where the Committee implemented change in 2004 was in ensuring that the interests of the Board and the Trust’s senior management were aligned with shareholders and the creation of long-term shareholder value. To accomplish this, the Committee implemented a restructured trustee compensation program and requirements for the Trust’s senior management to maintain a significant equity stake in the Trust.

With respect to trustee compensation, prior to 2004, compensation consisted of fixed cash compensation plus 2,500 options which were exercisable within six months after the date of grant. Under the compensation scheme put in place in 2004, 20% of the targeted annual fee payable to each trustee was required to be paid in the form of Shares and was only fully earned if the Trust has achieved specified performance levels over the prior three year period with respect to absolute total return to shareholders, total return to shareholders relative to the Bloomberg REIT Shopping Center Index and return on invested capital. This compensation structure is described in detail in the section entitled “How the Trustees are Compensated.” This compensation scheme creates a strong alignment between the Trustees and the long-term interests of shareholders in two ways. First, the actual amount of compensation to be paid to Trustees varies depending on the Trust’s performance over a 3-year period. The better the Trust performs over that extended time frame, the more each Trustee is able to earn. And second, by paying a substantial portion of the fee in Shares, each Trustee’s equity ownership in the Trust increases which keeps the Trustees focused on continuing to improve the Trust’s long-term performance.

The Committee also determined that it is important that senior management maintain a substantial equity investment in the Trust in order to better align the interests of management and shareholders. To accomplish this, the Committee recommended, and the Board approved, a modification to the Trust’s Corporate Governance Guidelines to require that all of the Trust’s senior vice presidents and above maintain a minimum ownership interest in the Trust equal to a multiple of the officer’s annual base salary and bonus. A copy of the Trust’s Corporate Governance Guidelines that includes these requirements is available in the Investor Information section of the Trust’s website: www.federalrealty.com.

Another area where the Committee focused its attention in 2004 was succession planning. The Committee spends time throughout each year with the Trust’s Chief Executive Officer in order to ensure that the Trust has in place a succession plan for that position. In 2004, the Committee took this planning one step farther and required that the Trust’s management identify certain key positions within the organization and establish a succession plan for each of those positions. Based in part on input from management, the Committee is confident that the Trust is well positioned to continue operating successfully even if a key employee leaves the Trust.

Finally, in 2004 the Committee oversaw the evaluation of the Board as a whole and of each individual Trustee. These evaluations provided valuable insights into the Board’s operations and have been factored into the recommendations made by the Committee relating to the nomination of Trustees for election or re-election to the Board.

Copies of the charters for each of the Audit, Compensation and Nominating and Corporate Governance Committees, the code of conduct, the code of ethics and complaint submission procedures are available in the Investor Information section of the Trust’s website: www.federalrealty.com.

Submitted by:

Kristin Gamble, Chair

Amy B. Lane

Mark S. Ordan

Joseph S. Vassalluzzo

ITEM 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board of Trustees has retained Grant Thornton LLP as the Trust’s independent accountant for the year ending December 31, 2005 and is asking the shareholders to ratify that selection. Our organizational documents do not require that our shareholders ratify the selection of Grant Thornton LLP as our independent accountant; however, we are seeking ratification because we believe that it is a matter of good corporate practice. If the ratification is not approved by a majority of the Shares voting on the matter, the Audit Committee may reconsider whether to retain Grant Thornton LLP. Even if the ratification is approved, the Audit Committee may change the appointment of Grant Thornton LLP at any time if it determines such a change would be in the best interests of the Trust and our shareholders.

A representative of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

The Audit Committee believes that Grant Thornton LLP is qualified to serve as the Trust’s independent accountant. Grant Thornton LLP is familiar with our affairs and financial procedures, having served as our independent accountant since June 4, 2002 and having also served in that capacity for approximately 20 years prior to 1999, and has completed its registration with the Public Company Accounting Oversight Board. The Audit Committee is aware of certain litigation involving Grant Thornton LLP which is unrelated to the Trust. After discussions with representatives of Grant Thornton LLP and full consideration of the issues, the Committee is satisfied that these matters involving Grant Thornton LLP do not call into question the integrity of Grant Thornton LLP or impact its ability to audit the Trust’s financial statements.

Pursuant to its charter, the Audit Committee must pre-approve all audit and non-audit services provided by Grant Thornton LLP. For 2005 the Audit Committee to date has approved Grant Thornton LLP’s providing to the Trust the following non-audit services:

•	tax planning and other consultation for purposes of structuring acquisitions, dispositions, joint ventures and other investment or financing opportunities as well as consultation associated with financial reporting matters up to an aggregate amount of $75,000;

•	issuance of comfort letters in connection with capital markets transactions up to an aggregate amount of $75,000, and

•	a limited review of an annual letter required to be submitted by the Trust to the Department of Toxic Substances Control of the California Environmental Protection Agency up to an aggregate amount of $2,500.

Once the pre-approved dollar limit for the applicable non-audit service has been reached, no additional services of that type can be provided by Grant Thornton, LLP without further approval by the Audit Committee. The Audit Committee has concluded that Grant Thornton LLP’s providing these permissible non-audit services up to the aggregate pre-approved amounts would not compromise Grant Thornton LLP’s independence. The Audit Committee may approve Grant Thornton LLP’s providing additional non-audit services or services in excess of the amounts specified above if it determines that it is in the best interests of the Trust for Grant Thornton LLP to provide those services and that Grant Thornton LLP’s independence would not be compromised. All audit and non-audit services provided to the Trust by Grant Thornton LLP for the 2004 fiscal year are described under “Relationship With Independent Accountants” below.

In addition to the foregoing non-audit services, the Audit Committee has also approved Grant Thornton LLP’s performing the audit of the financial statements for our equity joint venture with affiliates of the Clarion Lion Properties Fund for the fiscal year ending 2004 and 2005. The Audit Committee determined whether to approve Grant Thornton LLP’s performing this audit using the same criteria it uses for approving non-audit services. Although the results of the joint venture are not consolidated with the Trust, the Trust does include its share of the joint venture’s results in its financial statements and having Grant Thornton LLP perform the joint venture’s audit facilitates the inclusion of those results in the Trust’s statements.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE AUDIT COMMITTEE’S SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT ACCOUNTANT FOR 2005.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Grant Thornton LLP has served as the Trust’s independent public accountants for the years 2002-2004 and has examined the Trust’s financial statements for the year ended December 31, 2004. During fiscal years 2004 and 2003, the Trust retained Grant Thornton LLP to provide services in the following categories and amounts:

	2004	2003
Audit Fees	$229,320	$180,174
Audit-Related Fees (1)	130,246	71,371
Tax Fees (2)	145,145	188,726
All Other Fees (3)	32,293	0

Total	$537,004	$440,271

(1)	Principally audits of employee benefit plans and other entities, quarterly reviews and comfort letters, and work performed in connection with SEC registration statements and other securities offerings.
(2)	Preparation of Trust and partnership federal and state tax returns, earnings and profits calculations and requested tax research, none of which research related to tax shelters.
(3)	Research on compensation and joint venture issues.

Since Grant Thornton LLP was retained in 2002, the Audit Committee has approved in advance all fees paid to and services provided by Grant Thornton LLP. In accordance with the Audit Committee Charter, prior to approving Grant Thornton LLP’s providing any non-audit services, the Audit Committee assesses whether the provision of those services would compromise Grant Thornton LLP’s independence. The Audit Committee has determined that the provision of non-audit services by Grant Thornton LLP in 2004 was compatible with maintaining auditor independence.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Trust specifically incorporates this Report by reference therein.

The Audit Committee of the Trust is, and at all times during 2004 was, composed of four Trustees, each of whom meets the current independence and experience requirements of the NYSE and the SEC. The Committee included an audit committee financial expert at all times during 2004. The Committee operates under a written charter which was initially adopted May 3, 2000 and was amended and restated on February 12, 2003. The Committee’s charter complies with current SEC regulations and NYSE listing standards. A complete copy of the Audit Committee charter is available in the Investor Information section of the Trust’s website: www.federalrealty.com.

Management is primarily responsible for the Trust’s financial statements and reporting process. The Trust’s independent auditing firm, Grant Thornton LLP, is responsible for performing an independent audit of the Trust’s financial statements in accordance with generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Committee oversees the financial reporting process on behalf of the Board. In addition, the Committee oversees the work of the Trust’s internal audit function which has been provided by The Reznick Group since March 2003.

The Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. All quarterly meetings during 2004, and other meetings when appropriate, included executive sessions with the Trust’s independent accountant without management being present. The Committee met six times during 2004, including four executive sessions with the Trust’s outside accountant. In the course of fulfilling its oversight responsibilities, the Committee met with both management and the Trust’s outside accountant to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Committee that all financial statements were prepared in accordance with GAAP. The Committee also discussed with the Trust’s outside accountant matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Committee discussed with Grant Thornton LLP matters relating to its independence and has received from Grant Thornton LLP the written disclosures and letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

A primary focus of the Committee during 2004 was ensuring compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee worked closely with management and the Trust’s internal auditors on the creation of appropriate documentation and testing of the Trust’s internal controls. Although the Committee’s efforts resulted in some improvements in the Trust’s internal controls, they also confirmed that the internal controls under which the Trust had been operating were, for the most part, already adequate and effective. For 2005, the Committee has directed the Trust’s internal auditor to continue the work necessary for ongoing compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In addition, based on the Committee’s overall risk assessment of the Trust, the Committee has directed the internal auditors to review certain functional areas of the Trust in an effort to continue to enhance the Trust’s internal controls and processes. Throughout the year, the internal auditors will continue to test the Trust’s internal controls and report the findings to the Committee as a means of monitoring the ongoing effectiveness of those controls.

During 2004 the Committee continued to closely monitor the non-audit services provided by the Trust’s independent accountant. The Committee has limited these services primarily to the provision of comfort letters and similar support in connection with public debt and equity offerings, income tax form preparation and the provision of advice on the tax impacts of acquisition transactions. In 2004 Grant Thornton LLP also performed the audit of the financial statements of the Trust’s joint venture with the Clarion Lion Properties Fund which was formed in July 2004 and in which the Trust owns a 30% equity interest. Prior to retaining Grant Thornton LLP to complete the audit of the joint venture’s financial statements, the Committee carefully considered whether performing this audit work on an entity in which the Trust owns only a 30% interest could adversely impact Grant Thornton LLP’s independence. The Committee concluded that it did not and that it would, in fact, facilitate Grant Thornton LLP’s audit of the Trust’s consolidated financial statements.

On the basis of the reviews and discussions the Committee has had with the Trust’s independent accountant, internal auditor and management, the Committee recommended to the Board of Trustees that the Board approve the inclusion of the Trust’s audited financial statements in the Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

Submitted by:

Joseph S. Vassalluzzo, Chair

David W. Faeder

Kristin Gamble

Walter F. Loeb

ITEM 3

SHAREHOLDER PROPOSAL TO MODIFY THE SHAREHOLDER VOTE REQUIRED TO

ELECT TRUSTEES

The following proposal has been submitted by the Massachusetts State Carpenters Pension Fund (the “Carpenters’ Fund”), c/o United Brotherhood of Carpenters, Corporate Affairs Department, 101 Constitution Avenue, N.W., Washington, D.C. 20001, in the form in which it was submitted to the Trust. The Carpenters’ Fund, which is the owner of 1,100 Shares, has informed the Trust that it intends to present the resolution included in its proposal at the Annual Meeting.

Shareholder Resolution:

Resolved:    That the shareholders of Federal Realty Investment Trust (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement:    Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our company presently uses the plurality vote standard for election of directors. We feel it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director standard is appropriate in contested elections.

We urge your support of this important director election reform.

Board of Trustees Recommendation:

Opposition Statement by the Trust:

The Trust’s current system for electing Trustees by plurality vote of the shareholders was approved by the Company’s shareholders in 1999 when they approved the Trust’s Amended and Restated Declaration of Trust in connection with the Trust’s reorganization as a Maryland REIT (not as a Delaware corporation as the Carpenters’ Fund indicates in its statement supporting a change in the Trust’s system for shareholder election of its Trustees). This voting standard is fair and impartial and applies to the shareholders’ vote on nominees for Trustee whether the nominees are proposed for election by the Board of Trustees or the shareholders themselves.

Election of trustees by plurality vote is the voting standard provided for under applicable law in the majority of the states, and the shareholders may not elect trustees by majority vote in those states unless the company takes formal action to override the “default” standard of plurality voting. Like the Trust, a significant number of REITs provide that shareholders elect the trustees by plurality vote. The Board does not believe that it is appropriate to change from its plurality voting standard simply because there may be instances in which the shareholders may elect a Trustee who has not received a majority of the votes cast for the Trustee.

First, the Board does not believe that the Trust needs to adopt a majority voting standard in order to provide the shareholders with enhanced rights in connection with the election of the Trustees. For example, during the past five years, each independent Trustee nominated for election by the shareholders has received the affirmative vote of at least 95% of the votes cast, with no more than 5% of the votes “withheld.” The only Trustee to receive affirmative votes of less than 95% of the votes cast by the shareholders during this five-year period was an employee (non-independent) Trustee, and even that Trustee was elected by an overwhelming majority of the votes cast, with the affirmative vote of 84% of the votes cast and 16% of the votes “withheld.” Changing from the Trust’s current plurality voting requirement to the proposed majority standard would have had no effect on the outcome of the election of the Trustees at any time during the past five years.

In addition, the Trust’s Bylaws already offer shareholders the ability to nominate Trustees by following the procedures described in the Bylaws, as summarized under “Who are the Trustees standing for election?” in this proxy statement.

Second, the Board does not believe that the Trust’s adoption of a majority voting standard is necessary in order to strengthen the Trust’s governance and its Board, as the Carpenters’ Fund contends in its statement. The

Trust has a long history of electing, by plurality vote, effective and independent Boards of Trustees and over the past few years, the Board has, on its own initiative, taken steps to further ensure that it will continue to nominate for election as Trustees only high-quality individuals who will serve the best interests of the shareholders. For example, the Board of Trustees voluntarily modified the Trust’s Bylaws last year to prohibit the Board of Trustees from including more than one Trustee who is not independent under the rules of the NYSE. The Board also has engaged in formalized, substantive review of each incumbent Trustee’s performance and devoted special attention to ensuring that, as a group, the Trustees possess both the time and all of the different types of knowledge, experience and skills (such as accounting expertise, experience as an officer or director of a public company, experience in real estate and retail businesses, and knowledge of the capital markets) necessary to perform their obligations as Trustees effectively and to act in the best interest of the Trust and its shareholders.

Third, although the Carpenters’ Fund contends that its proposal to adopt a majority vote standard for the election of Trustees is “a fair standard,” the Board believes that the Trust’s current plurality standard for the election of Trustees is not only fair but is also an impartial standard that affects all nominees for Trustee equally, whether the nominee is proposed by the Board or by the shareholders. Switching to a majority vote standard could have the unintended result of effectively taking the election of Trustees out of the hands of the shareholders and putting that decision in the hands of the Board.

Under the Trust’s Declaration of Trust and Bylaws, a Trustee continues to serve until a successor is duly elected and qualified. Under a majority vote standard, a nominee who is an incumbent Trustee that fails to receive a majority of the votes cast would nonetheless continue to serve as a Trustee until a successor was elected and qualified. If the incumbent Trustee decided to resign from the Board or if the other Board members voted to remove that Trustee from the Board, the Board, not the shareholders, would have the right to fill that vacancy. Similarly, if a nominee were proposed by the Board or the shareholders to fill a Board vacancy but failed to receive a majority of the votes cast, the Board also would have the right to fill that vacancy. If the Board elected not to fill that vacancy, the Board still would be required to perform all of its functions even though there would be fewer Trustees than the Board has determined are needed in order to permit the Board to carry out its responsibilities effectively, which could adversely affect the operations of the Trust.

Although the right of the Board to remove a Trustee and to fill a vacancy on the Board are rights that are appropriate and advisable in order to assure that the Board and the Trust continue to operate effectively and in compliance with applicable regulations relating to composition of the Board and the functions that the Board must perform, the majority vote standard increases the likelihood that the Board would need to exercise these rights for the benefit of the Trust and the shareholders if a nominee failed to receive a majority of the votes cast by the shareholders for the election of that nominee. The Board’s decisions under those circumstances would not necessarily reflect the views of shareholders and, as a result, could actually result in a less democratic process than if the Trustees continue to be elected by plurality vote.

Further, the likelihood that a nominee for election as a Trustee would not be elected, and that the Board therefore would have the right to appoint a successor, increases if there are more nominees than vacant Board positions—a situation that is likely to occur only if the shareholders propose their own nominee at a time when the Board has selected its own slate of nominees. Under the existing plurality standard, the nominees that receive the most votes will be elected, whether the shareholders make the nomination or the Board makes the nomination. As a result, a shareholder nominee would be elected to the Board if he or she received more votes than any one of the other nominees for Trustee, including nominees who were nominated by the Board. In contrast, under the majority voting standard, the shareholder nominee would not be elected to the Board, even if he or she received more votes than one or more of the Board’s nominees, unless the shareholder nominee received a majority of the votes cast.

The Carpenters’ Fund provides in its supporting statement that it believes that the Board should have the ability to vary the voting standard, and in fact use the plurality standard, for any Board election in which the majority vote standard results in too few Trustees being elected by the shareholders. The acknowledgment that a majority vote standard for the election of Trustees will not always produce an appropriate result calls into question the merits of the proposal. Trying to create an election scheme to address those shortfalls is likely to create confusion during routine elections as the Board is put in the position of having to determine which standard is the appropriate standard in any particular situation and may leave shareholders less sure of the value of their vote. The proposal seems to suggest an election process in which the Board would have greater, rather than lesser, rights to determine the outcome and in which the process would be more complex than under the current voting standard. Such a result is not beneficial to the Trust or its shareholders.

Finally, the proposal to adopt a majority voting standard for the election of Trustees could have the unintended consequence of unnecessarily increasing the cost of soliciting shareholder votes. The Trust may need to employ a proactive solicitation effort to ensure that enough nominees receive a majority of the shareholder votes cast for election of those nominees to assure that the Board is “fully staffed” and, therefore, able to perform its obligations and represent the shareholders effectively. The end result could be that the Trust will increase its spending in connection with routine elections of Trustees. The Board does not believe that an increase in costs for this purpose is either necessary to protect the shareholders or an appropriate use of funds.

For these reasons, the Board believes that the shareholder proposal of the Carpenters’ Fund is not necessary to strengthen the Trust’s governance or its Board and is not in the best interests of its shareholders.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

ANNUAL REPORT

A copy of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2004, including the financial statements and financial statement schedules (the “Annual Report”), is being mailed to shareholders with this proxy statement. The Form 10-K includes certain exhibits, which the Trust will provide to you only upon request, addressed to the Trust, 1626 East Jefferson Street, Rockville, Maryland 20852, Attention: Mr. Andrew Blocher, Vice President—Capital Markets and Investor Relations and payment of a fee covering the Trust’s reasonable expenses for copying and mailing. A copy of the Annual Report is also available online at www.federalrealty.com.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside unless the Trust has received contrary instructions from shareholders. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the Annual Report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any shareholder sharing an address with another shareholder desires at this time to receive a separate copy of this proxy statement and the Annual Report or if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions by calling the Trust’s Investor’s Relations Department at (800) 937-5449 or by writing to the Trust, 1626 East Jefferson Street, Rockville, Maryland 20852, Attention: Mr. Andrew Blocher, Vice President—Capital Markets and Investor Relations.

SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS

The cost of this solicitation of proxies will be borne by the Trust. In addition to the use of the mail, Trust officials may solicit proxies in person and by telephone or facsimile, and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Shares.

Proposals of shareholders intended to be presented at the 2006 Annual Meeting, including nominations for persons for election to the Board of Trustees, must be received by the Trust no later than November 25, 2005 to be considered for inclusion in the Trust’s proxy statement and form of proxy relating to such meeting.

The Trustees know of no other business to be presented at the Annual Meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their discretion.

You are urged to complete, sign, date and return your proxy promptly to make certain your Shares will be voted at the Annual Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States. If you prefer, you may vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

For the Trustees,

Dawn M. Becker
Executive Vice President—General
Counsel and Secretary

YOUR PROXY IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

PLEASE SUBMIT IT TODAY.

ANNUAL MEETING OF SHAREHOLDERS OF FEDERAL REALTY INVESTMENT TRUST May 4, 2005 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. This Proxy when properly executed will be voted as directed by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND 2, “AGAINST” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. To elect the following Trustees for terms expiring as set forth in the accompanying Proxy Statement. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: Mark S. Ordan Donald C. Wood The Board of Trustees unanimously recommends a vote FOR the two nominees. INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 2. To ratify the appointment of Grant Thornton LLP as the Trust’s independent accountants for the fiscal year ending December 31, 2005. FOR AGAINST ABSTAIN The Board of Trustees unanimously recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as the Trust’s independent accountants for the fiscal year ending December 31, 2005. 3. To consider a shareholder proposal to modify the shareholder vote required to elect Trustees from a plurality vote to a majority vote, if properly presented at the Annual Meeting. FOR AGAINST ABSTAIN The Board of Trustees unanimously recommends a vote AGAINST the shareholder proposal to modify the shareholder vote required to elect Trustees from a plurality vote to a majority vote. 4. In their discretion, on any other matters properly coming before the meeting or any postponement or adjournment thereof. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FEDERAL REALTY INVESTMENT TRUST THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES The undersigned, a shareholder of Federal Realty Investment Trust (the “Trust”), hereby constitutes and appoints LARRY E. FINGER and DAWN M. BECKER, or either of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to vote and otherwise act at the Annual Meeting of Shareholders of the Trust to be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland on Wednesday, May 4, 2005 at 10:00 a.m., or at any postponement or adjournment thereof, with respect to all of the Common Shares of Beneficial Interest of the Trust which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present, on the following matters. The undersigned hereby ratifies and confirms all that the aforesaid attorneys and proxies may do hereunder. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement and revokes any proxy previously given with respect to the Annual Meeting. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF FEDERAL REALTY INVESTMENT TRUST May 4, 2005 PROXY VOTING INSTRUCTIONS MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible. - OR - TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. - OR - INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. COMPANY NUMBER ACCOUNT NUMBER You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. This Proxy when properly executed will be voted as directed by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND 2, “AGAINST” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. To elect the following Trustees for terms expiring as set forth in the accompanying Proxy Statement. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: Mark S. Ordan Donald C. Wood The Board of Trustees unanimously recommends a vote FOR the two nominees. 2. To ratify the appointment of Grant Thornton LLP as the Trust’s independent accountants for the fiscal year ending December 31, 2005. FOR AGAINST ABSTAIN The Board of Trustees unanimously recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as the Trust’s independent accountants for the fiscal year ending December 31, 2005. 3. To consider a shareholder proposal to modify the shareholder vote required to elect Trustees from a plurality vote to a majority vote, if properly presented at the Annual Meeting. FOR AGAINST ABSTAIN The Board of Trustees unanimously recommends a vote AGAINST the shareholder proposal to modify the shareholder vote required to elect Trustees from a plurality vote to a majority vote. 4. In their discretion, on any other matters properly coming before the meeting or any postponement or adjournment thereof. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.